Exhibit 10.24
Pursuant to Item 601(b)(10)(iv) of Regulation S-K, confidential information (indicated by [***]) has been omitted from Exhibit 10.24 because it (i) is not material and (ii) is the type of information the Company both customarily and actually treats as private or confidential.

Master Commercial Manufacturing Services Agreement

PARTIES
PATHEON INC.
a company existing under the laws of Canada, with a place of business at, Whitby Operations: 111 Consumers Drive, Whitby, Ontario L1N 5Z5, Canada ("Patheon"),
- and -
INSMED INCORPORATED
a company existing under the laws of Virginia, with its registered office/principal place of business at 700 US Highway 202/206, Bridgewater, NJ 08807-1704 ("Client").

Table of Contents
1.1    Master Agreement.    4
1.2    Product Agreements.    4
1.3    Definitions.    4
1.4    Interpretation.    9
2.    Patheon's Manufacturing Services    9
2.1    Manufacturing Services.    9
2.2    Subcontracting.    9
3.    Client's Obligations    10
3.1    Payment.    10
3.2    Processing Instructions.    10
3.3    DP, DS and Components.    10
3.4    Packaging and Artwork.    11
4.    Price and Price Adjustments    12
4.1    First Year Pricing.    12
4.2    Annual Price Adjustments.    12
4.3    Price Adjustments at any Time.    12
5.    Purchasing Product    13
5.1    Orders and Forecasts.    13
5.2    Obsolete Stock.    16
5.3    Storage.    17
5.4    Invoices and Payment.    17
5.5    Delivery and Shipping.    17
6.    Product Claims and Recalls    18
6.1    Product Claims.    18
6.2    Product Recalls and Returns.    19
6.3    Disposition of Deficient Product.    19
7.    Co-operation and Regulatory Affairs    20
7.1    Governance.    20
7.2    Governmental Agencies.    20
7.3    Records.    20
7.4    Audits.    20
7.5    Regulatory Filings.    21

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7.6    Release.    22
7.7    Withdrawal on Completion.    22
8.    Term and Termination    22
8.1    Initial Term.    22
8.2    Termination for Cause.    22
8.3    [Consequences of Termination by Client.    23
8.4    Consequences of Termination by Patheon.    24
8.5    Consequences of Termination or Expiry    25
8.6    Technology Transfer.    25
9.    Representations, Warranties and Covenants    26
9.1    Authority.    26
9.2    Client Warranties.    26
9.3    Patheon Warranties.    27
9.4    Permits.    28
9.5    No Warranty.    28
10.    Limitation of Liability and Remedies    28
10.1    Limitation of Liability - Consequential Damages.    28
10.2    Remedies and Limitation of Liability.    28
10.3    Patheon Indemnity.    29
10.4    Client Indemnity.    30
10.5    Reasonable Allocation of Risk.    30
10.6    Validation Batches.    30
11.    Confidentiality    31
11.1    Confidential Information.    31
11.2    Use of Confidential Information.    31
11.3    Exclusions.    31
11.4    Photographs and Recordings.    32
11.5    Permitted Disclosure.    32
11.6    Marking.    32
11.7    Return of Confidential Information.    33
11.8    Remedies.    33
12.    Intellectual Property    33
12.1    Inventions.    33
12.2    Intellectual Property.    34

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13.    Miscellaneous    34
13.1    Insurance.    34
13.2    Independent Contractors.    35
13.3    No Waiver.    35
13.4    Assignment.    35
13.5    Force Majeure.    35
13.6    Additional Product and Services.    36
13.7    Notices.    36
13.8    Severability.    37
13.9    Entire Agreement.    37
13.10    Other Terms.    37
13.11    No Third Party Benefit or Right.    37
13.12    Execution in Counterparts.    37
13.13    Use of Name.    38
13.14    Taxes.    38
13.15    Governing Law and Jurisdiction.    39
13.16    Dispute Resolution.    39
13.17    Government Contracts Requirements.    39
APPENDIX 1 – Form of Product Agreement    42
Schedule A – Commercial Pricing Proposal    45
APPENDIX 2 – Dispute Resolution    46
Negotiation    46
Mediation    46
Technical Disputes    46
APPENDIX 3 – DS Yield Calculation    48
Actual Annual Yield    48
Target Yield and Credit Calculation    48
Limits on DS Liability    49
APPENDIX 4 – Price Adjustments    50
Price Adjustment Calculation Due To Inflation    50

With effect from the date stated as of the last date of signature below (the “Effective Date”), the parties have agreed to the following terms:

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1.Structure of Agreement and Interpretation
1.1Master Agreement.
This Agreement establishes the general terms and conditions under which Patheon or any Affiliate of Patheon in the business of performing commercial manufacturing services may perform Manufacturing Services for Client or any Affiliate of Client. This master form of agreement is intended to allow the parties, or any of their Affiliates, to contract for the manufacture of Product through Patheon’s global network of manufacturing sites by entering into specific Product Agreements without having to re-negotiate the general terms and conditions that apply. Client’s Affiliates are identified in Schedule B. This Agreement shall be separate and distinct from and shall not interfere with the Master Agreement for Pharmaceutical Development and Technology Transfer Services between the Parties, effective May 23, 2018, for the provision of pharmaceutical development or technology transfer services.
1.2Product Agreements.
This Agreement is structured so that Product Agreements may be entered into by the parties (or their Affiliates) for the manufacture of Product at any Patheon manufacturing site. Each Product Agreement will be governed by and will incorporate the terms and conditions of this Agreement, except to the extent that the parties to the Product Agreement expressly modify the terms and conditions of this Agreement in the Product Agreement. Unless otherwise agreed by the parties, each Product Agreement will be substantially in the general form, and contain the information referred to, in Appendix 1.
1.3Definitions.
The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:
"Affiliate" means:
(a)a business entity which owns, directly or indirectly, a controlling interest in a party; or
(b)a business entity which is controlled by a party, either directly or indirectly; or
(c)a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party;

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For this definition, "control" or “controlling” means the lawful right to determine (by ownership of shares or more than 50% of voting securities or the capital stock of, or other comparable equity or ownership interest) the election of the majority of directors (or equivalent managers) of a business entity;
"Annual Volume" means, if agreed by the parties in the applicable Product Agreement, then for the purpose of the Price, Patheon’s assumed minimum volume of Product to be manufactured in any Year as set out in the “Annual Volume Forecast” section of Schedule A of the applicable Product Agreement.
"Applicable Laws" means: (i) for Patheon, the Laws applicable to the performance of the Manufacturing Services in the jurisdiction where the Manufacturing Site is located, including but not limited to cGMPs; and (ii) for Client and the Product, the Laws applicable in all jurisdictions where Product is manufactured, distributed, and marketed as these are agreed by the parties in the Product Agreement, including but not limited to cGMPs;
"Authority" means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal, with competent jurisdiction over a party, the Manufacturing Services, or the relevant Product (or its use);
"Business Day" means a day other than a Saturday, Sunday or a day that is a statutory holiday in Patheon’s resident jurisdiction, Client’s resident jurisdiction, or the jurisdiction where the Manufacturing Site is located;
“Capital Equipment Agreement” means the separate agreement that the parties may enter into that addresses the rights and responsibilities of the parties regarding capital equipment and facility modifications that may be required to perform the Manufacturing Services under a particular Product Agreement;
"cGMPs" means current good manufacturing practices together with applicable rules and guidance documents issued by the applicable Regulatory Authority pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time in each case as applicable in the country where the Manufacturing Site is situated;
“Client Intellectual Property” means Intellectual Property generated, derived or controlled by Client before entering into the applicable Product Agreement or made or acquired by Client during the term of this Agreement and outside the scope of this Agreement, or by Patheon while performing any Manufacturing Services which Intellectual Property is specific to, or dependent upon, the Product;
“Client-Supplied Components” means those Components supplied or to be supplied by or on behalf of Client as identified in Schedule A of a Product Agreement;

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"Components" means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Products) required to manufacture or package Product in accordance with the Processing Instructions, other than the DS or DP;
“Confidential Information” has the meaning specified in Section 11.1;
“DEA” means the Drug Enforcement Administration of the United States Department of Justice;
“Deficient Product” has the meaning specified in Section 6.1(b)(i);
“Disclosing Party” has the meaning specified in Section 11.1;
“DP” or “Drug Product” means the bulk finished good listed in the applicable Product Agreement;
“DS” or “Drug Substance” means the active materials listed in the applicable Product Agreement (references to “Active Materials” or “Active Pharmaceutical Ingredient” in documents forming part of this Agreement or of a Product Agreement will mean “DS”);
"DS Credit Value" means the value of the DS for certain purposes of this Agreement, as set out in the applicable Product Agreement;
"EMA" means the European Medicines Agency;
"FDA" means the United States Food and Drug Administration;
"Firm Order" has the meaning specified in Section 5.1(d);
“Initial Product Term” has the meaning specified in Section 8.1;
"Intellectual Property" includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, data and know how;
“Invention” means information about any innovation, improvement, development, discovery, computer program, device, trade secret, method, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

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“Inventory” means, at a point in time, all inventories of Components and work-in-process under Patheon’s care or control used for the manufacture or packaging of Product;
“Laws” means all relevant international, national, federal, state and local laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;
“Long Term Forecast” has the meaning specified in Section 5.1(a);
“Manufacturing Services” means the manufacturing, quality control, quality assurance, stability testing, packaging, and related services, as set out in the relevant Product Agreement, for the manufacture of commercial Product for distribution in the Territory;
“Manufacturing Site” means the facility identified in a Product Agreement where the Manufacturing Services will be performed;
“Minimum Order Quantity” means, for each manufacturing campaign ordered, the minimum number of batches or units of a Product that Client must purchase, as set out in Schedule A of the applicable Product Agreement;
“Obsolete Stock” has the meaning specified in Section 5.2(b);
“Patheon” means in respect to this Agreement the Patheon entity identified on the first page of the Agreement, and in respect of any Product Agreement the Thermo Fisher Scientific Inc. entity, within the global network of service sites providing Manufacturing Services (as designated by Thermo Fisher Scientific Inc.), which enters into the applicable Product Agreement.
“Patheon Competitor” means a business that derives greater than [***]% of its revenues from performing contract pharmaceutical or biopharmaceutical development or commercial manufacturing services;
“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon or its Affiliates before performing any Manufacturing Services, developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business which Intellectual Property is not specific to, or dependent upon, Client Intellectual Property or the Product including, without limitation, Inventions and Intellectual Property which may apply to manufacturing processes or the formulation or development of drug products or drug delivery systems unrelated to (i) the Client Intellectual Property or (ii) the specific requirements of the Product;
“Price” means the fees to be charged by Patheon for:
(a)performing the Manufacturing Services;

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(b)the cost of Components (other than Client-Supplied Components); and
(c)any separate cost items and other fees,
as set out in Schedule A of the applicable Product Agreement;
"Processing Instructions" means the agreed file, for each Product, which contains documents relating to the Product, including, without limitation:
(a)quality control testing methods for DS, DP and Components;
(b)manufacturing instructions, directions, and processes;
(c)any storage requirements for the DS, DP, Components, or Product;
(d)all environmental, health and safety information for the Product including material safety data sheets; and
(e)the finished Product quality control testing methods, packaging instructions and shipping requirements for the Product;
"Product" means a commercial product listed in Schedule A of a Product Agreement;
“Product Agreement” means the agreement between Patheon and Client (or their applicable Affiliates) substantially in the form set out in Appendix 1 under which Patheon will perform Manufacturing Services;
“Product Claims” has the meaning specified in Section 6.1(a);
"Quality Agreement" means a separate agreement that sets out the quality assurance standards for the Manufacturing Services;
“Recall” has the meaning specified in Section 6.2(a);
“Recipient” has the meaning specified in Section 11.1;
“Regulatory Approval” has the meaning specified in Section 7.5(a);
"Regulatory Authority" means the FDA and EMA and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical or biopharmaceutical products, including the Products, in the Territory;

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“Release Date” means in relation to each batch of Product the scheduled date by which the Product will be released by Patheon’s quality department (by confirmation or certification) as agreed in the Quality Agreement and made available for shipment, and as confirmed by Patheon in a Firm Order;
“Representatives” means, a party’s or its Affiliate’s directors, officers, employees, agents, consultants, subcontractors, service partners or professional advisors;
“Rolling Forecast” has the meaning specified in Section 5.1(b);
"Technical Dispute" has the meaning specified in Appendix 2;
"Territory" means the geographic area described in a Product Agreement where Product manufactured by Patheon will be distributed by or on behalf of Client;
"Third Party Rights" means the Intellectual Property of any third party;
"VAT" has the meaning specified in Section 13.14; and
"Year" means in the first year of this Agreement or a Product Agreement, the time from the Effective Date up to and including December 31 of the same calendar year, and after that will mean a calendar year.
1.4Interpretation.
The division of this Agreement into Sections, Subsections, Appendices and Schedules, and the insertion of headings, are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section, Appendix or Schedule refers to the specified Section, Appendix or Schedule to this Agreement. In this Agreement, the term "this Agreement" and similar expressions refer to this Agreement as a whole and not to any particular part, Section, Appendix or Schedule of this Agreement. Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.
2.Patheon's Manufacturing Services
2.1Manufacturing Services.
Patheon will perform the Manufacturing Services as set out in the relevant Product Agreement for the Price and in accordance with the Quality Agreement. Subject to the preceding sentence, Patheon will convert DS and Components into Product, and provide supportive Manufacturing Services such as

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quality assurance (for example quality controls, analytical testing, and stability programs), primary and secondary packaging, and any other related Manufacturing Services as agreed between the parties.
Patheon will not be obliged to perform Manufacturing Services for any Product that will be distributed in any Territory which is listed as an embargoed country in the Thermo Fisher Scientific sanctioned country policy as may be updated from time to time (each an “Embargoed Country” and together “Embargoed Countries”). The Territories listed as Embargoed Countries as of the Effective Date of this Agreement are Cuba, Iran, North Korea, Sudan and Syria. Where a Territory is defined as Rest of World, Global or other geographic areas including more than one country, the definition will be interpreted to exclude any Embargoed Country.
2.2Subcontracting.
Patheon may subcontract the Manufacturing Services under a Product Agreement to any of its Affiliates, as agreed in the Product Agreement, provided that Patheon will remain exclusively liable to Client for breach of this Agreement or negligence by its Affiliates in the course of performing: (a) subcontracted Manufacturing Services under a Product Agreement; or (b) obligations under the Quality Agreement. Patheon may arrange for non-Affiliate subcontractors to perform specific services arising under any Product Agreement with the express prior written consent of Client (“Third Party Subcontractors”). Patheon shall be responsible for the direction and coordination of the specific services of such Third Party Subcontractors and shall ensure such Third Party Subcontractors’ compliance with the terms and conditions of this Agreement and the applicable Product Agreement and Quality Agreement. All such Third Party Subcontractors shall be retained directly by Patheon and no contractual relationship shall be created between Client and Third Party Subcontractors, other than Client’s position as a third-party beneficiary of the services of such Third Party Subcontractors. Client shall have no obligation to pay any such Third Party Subcontractors. Patheon will be liable to Client for the failure by any Third Party Subcontractor to perform any part of the subcontracted services. But Patheon’s liability for Third Party Subcontractors will remain subject to all limitations on Patheon’s liability as set out in this Agreement. Patheon will have no liability arising from the performance of services by Third Party Subcontractors: (i) that are chosen by Client and are suppliers or service providers not validated and utilized by Patheon prior to the date of this Agreement, or (ii) to the extent that the Third Party Subcontractor is following the direct instructions of Client.
3.Client's Obligations
3.1Payment.
In consideration of the provision of Manufacturing Services in accordance with the terms of this Agreement, Client will pay Patheon the applicable Price in accordance with Sections 4 and 5. All cost items that are not included in the Price (as specified in the applicable Product Agreement) are subject to additional fees to

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be paid by Client as documented in a change order to the Product Agreement or separate written and executed service order subject to the terms of this Agreement.
3.2Processing Instructions.
Before the start of commercial manufacturing of Product under this Agreement, Client will give Patheon a copy of the Processing Instructions, which must be accompanied by the applicable DS, Component and finished product specifications (if applicable, precisely matching the specifications approved by the applicable Regulatory Authority). If the Processing Instructions or accompanying documents received are amended or no longer reflect those currently approved by the Regulatory Authority, then Client will give Patheon a copy of the revised documents (if applicable, precisely matching the revised specifications approved by the applicable Regulatory Authority). Upon acceptance of the revised Processing Instructions and accompanying documents, Patheon will give Client a signed and dated receipt indicating Patheon’s acceptance. At Patheon’s request, Client will provide evidence of the executed original documents submitted by or on behalf of Client to the Regulatory Authority.
3.3DP, DS and Components.
(a)Client will at its sole cost and expense deliver the DP, DS and any Client-Supplied Components to the Manufacturing Site DDP (Incoterms 2020). Client’s obligation will include obtaining the release of the DP, DS and any Client-Supplied Components from the applicable customs agency and Regulatory Authority. Unless otherwise agreed in writing, Client or Client’s designated broker will be the “Importer” or “Importer of Record” (or equivalent, as understood under Applicable Laws) for DP, DS, Client-Supplied Components and drug products and intermediates imported to the Manufacturing Site, and Client is responsible for compliance with Applicable Laws (and the cost of compliance) relating to that role. For DP, DS or Client-Supplied Components which may be subject to import or export to or from the United States, Client’s vendors and carriers must comply with applicable requirements of the U.S. Customs and Border Protection Service and the Customs Trade Partnership Against Terrorism.
(b)Unless otherwise agreed in writing between the parties, the DP, DS and any Client-Supplied Components must be delivered by the Client to the Manufacturing Site at least [***] days before the scheduled manufacture date for Product covered by a Firm Order in sufficient quantity to enable Patheon to manufacture the agreed quantities of Product. If Patheon is unable to provide storage of DP, DS or Client-Supplied Components, a Patheon’s Affiliate or qualified third party may be used for storage outside the Facility If Client fails to deliver the DP, DS or Client-Supplied Components within the agreed time period and, making commercially reasonable efforts, Patheon is unable to manufacture Product on the scheduled date because of the delay, the Firm Order will be considered postponed by Client for a period of time proportionate to such delay and Section 5.1(e) will apply.

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(c)Patheon will control the unloading of DP, DS and Client-Supplied Components arriving at the Manufacturing Site and Client will comply, and require that its carrier complies, with all related reasonable and safe directions of Patheon. The DP, DS and Client-Supplied Components will be held by Patheon on behalf of Client as set out in this Agreement. The DP, DS and Client-Supplied Components will at all times remain the property of Client. Any DP, DS and Client-Supplied Components received by Patheon will only be used by Patheon to perform the Manufacturing Services.
(d)Client will ensure that: (i) all delivered DS meets the specifications for that DS; and (ii) all shipments of DS are accompanied by the required documentation as specified in the applicable Quality Agreement).
(e)Patheon will promptly advise Client if it encounters DS or Component supply problems, including delays or delivery of non-conforming DS or Components from a Client designated additional supplier. The parties will cooperate to reduce or eliminate any supply problems from these additional suppliers. If supply problems persist, Patheon may suspend the Manufacturing Services affected by the problems until it is satisfied that the Client has resolved the problems with its supplier or appointed an alternative supplier. Client will qualify or certify (as appropriate) all Client designated additional suppliers on an annual basis at its expense and will provide Patheon with copies of the relevant annual reports. If Patheon agrees to certify or qualify a Client designated additional supplier on behalf of Client, it will do so for an additional fee payable by Client.
3.4Packaging and Artwork.
Client will be responsible for the cost of artwork development and approval of all artwork. Client will be responsible for changes to labels, product inserts, and other packaging for the Product, including obtaining all required approvals. Client will be responsible for the cost of labelling obsolescence as contemplated in Section 5.2. Patheon's name will not appear on the label or anywhere else on the Product unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name. Within a reasonable time to be agreed between the parties in writing before the start of the Manufacturing Services for which new or modified artwork is required, Client will provide at no cost to Patheon and in accordance with the applicable specifications, final camera ready artwork for all packaging Components to be used in the manufacture of the Product. Client will be responsible for the costs associated with complying with any and all regulatory requirements for the labelling and tracking of the manufactured Product, including product serialisation, product data transfer and anti-counterfeiting requirements in the Territory.

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4.Price and Price Adjustments
4.1First Year Pricing.
The Price for each Product will be listed in Schedule A of a Product Agreement and may be adjusted under this Section 4.
4.2Annual Price Adjustments.
Patheon may adjust the Price effective January 1st of each Year as follows:
(a)Inflation. Patheon may adjust the Price for inflation in accordance with Appendix 4.
(b)Currency Fluctuations. If the parties agree in a Product Agreement to invoice in a currency other than USD, the parties will agree on an approach to adjust the Price to account for currency fluctuations and include such mutually agreed upon approach in the Product Agreement. The adjustment will be calculated after all other annual Price adjustments under this Section 4.2 have been made.
(c)Pricing Basis. Client acknowledges that the Price in any Year is agreed based upon the applicable Annual Volume and Minimum Order Quantity for that Year. Patheon may adjust the Price if it reasonably concludes, or is notified by Client in writing, that the Annual Volume or Minimum Order Quantity will not be ordered in a Year. Such adjustment shall be documented in writing.
(d)Tier Pricing. If the Pricing is divided into tiers, unless otherwise agreed in a Product Agreement, Client will be invoiced during the Year based at the closest estimated volume tier. Within [***] days after the end of each Year or on termination of the Product Agreement, Patheon will send Client a reconciliation of the actual volume of Product ordered by Client during the Year at the actual applicable Pricing tiers. If the reconciliation shows an over or under payment, the appropriate party will issue a credit to the other party for the amount of the overpayment within [***] days after the end of the Year or will reimburse the overpayment within [***] days after termination. The parties will work together to resolve any disagreement over the reconciliation.
For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or about August 1 of each Year (unless otherwise agreed in writing) a letter stating the adjusted Pricing under a Product Agreement together with justification for the adjusted Pricing and evidence of the same (subject to reasonable redaction to reflect third party confidentiality concerns) to be effective for Product to be delivered on or after January 1 of the next Year including any Firm Orders accepted by Patheon before that date. Any omitted adjustment in a Year does not waive Patheon’s right to apply that adjustment cumulatively with the next permitted adjustment.

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4.3Price Adjustments at any Time.
The Prices may be adjusted by Patheon at any time upon written notice to Client as follows:
(a)Extraordinary Increases in Component Costs. If the cost of a Component increases cumulatively by at least [***]% since the last annual adjustment as a result of market factors outside of Patheon’s control, then Patheon will be entitled to adjust the Price as agreed in the Product Agreement.
(b)Changes in scope of Manufacturing Services. The scope of the Manufacturing Services is set by the agreed Processing Instructions, the Regulatory Approvals, the Quality Agreement and any assumptions, inclusions, exclusions and other parameters set out in the applicable Product Agreement. Changes to the scope of the Manufacturing Services and related changes to the Price must be agreed in writing by the parties (using a “Change of Scope” agreement, or similar, setting out the agreed activities and costs of implementation) and are subject to the change control provisions of the Quality Agreement. Where Patheon requests a change to the Manufacturing Services the change will be implemented following written approval of Client, which Client will not unreasonably withhold, condition or delay. Absent agreement, Client may terminate the applicable Product Agreement and shall not be liable for any failure to order the Yearly Forecast Volume under Section 5.1(f).
(c)For any Price adjustment under this Section 4.3, Patheon will deliver to Client:
(i)a letter stating the adjusted Pricing under a Product Agreement;
(ii)justification for the adjusted Pricing and evidence of the same (subject to reasonable redaction to reflect third party confidentiality concerns);
(iii)where Patheon requests a change to Manufacturing Services under Section 4.3(b) which also impacts is other clients, justification, such as written rationale, that such increase in Patheon’s costs has been allocated proportionally and reasonably amongst Patheon’s other clients; and
(iv)a revised Schedule A to the Product Agreement for any Price adjustment under Section 4.3(a), as applicable, and 4.3(b).
(d)Patheon shall provide at least [***] notice any Price adjustments under this Section 4.3 or (in respect of increases of Component Costs under 4.3(a) such shorter notice period as is reasonable in the circumstances , and the adjusted Price shall be effective from the first Firm Order after the expiry of such notice period.

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5.Purchasing Product
5.1Orders and Forecasts.
(a)Long Term Forecast. On or before June 1 of each Year, Client will give Patheon a non-binding written forecast of Client’s volume requirements for the Product for each of the next [***] (“Long Term Forecast”). If Patheon foresees any capacity constraint affecting any portion of the Long Term Forecast, it will notify Client by July 1 of each year.
(b)Rolling Forecast. Before each Product Agreement is executed, Client will give Patheon a written forecast of the volume of Product that Client expects to order in each of the next [***] unless otherwise agreed to in the applicable Product Agreement (the “Rolling Forecast”). The Rolling Forecast should be consistent with the Long Term Forecast. Client will provide an updated Rolling Forecast: (i) on or before the fifteenth day of each month; and (ii) if at any time it determines that the total forecast volumes estimated in the most recent Rolling Forecast have changed by more than [***]%. Each updated Rolling Forecast supersedes all previous Rolling Forecasts.
(c)Orders. On or before the [***] day of each month, Client will issue a new purchase order for any required Product. Each purchase order must meet the Minimum Order Quantity and specify the purchase order number, quantities by Product type, and requested release dates for the Product (which must occur at least [***] after the first day of the next month).
(d)Acceptance of Purchase Orders. To the extent that a purchase order covers Product that is forecast in the Rolling Forecast, Patheon will accept the purchase order by sending an acknowledgement to Client, including the confirmed Release Dates. Subject to Section 5.1(f), if Patheon fails to acknowledge receipt of a purchase order within [***] Business Days, the purchase order will be considered accepted by Patheon. An accepted purchase order will be binding on the parties (a “Firm Order”), except that Client may request to change any Release Date beyond [***] after the first day of the next month. The parties will negotiate and agree on any requested alternative Release Date. Patheon may not unreasonably reject an alternative Release Date requested under this Section 5.1(d), but, if the parties cannot agree, the original Release Date confirmed by Patheon will apply.
(e)Cancellation or Postponement. Patheon will determine the manufacturing schedule of all Product covered by Firm Orders. If Client cancels or reduces a Firm Order, or wishes to postpone the applicable Release Date (subject to Section 5.1(d)), Client will remain liable to pay Patheon [***]% of the Price for the Firm Order.

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(f)Capacity Reservation. Unless otherwise agreed in a Product Agreement, in advance of each Year of a Product Agreement, Patheon will use the Rolling Forecast to reserve its manufacturing capacity in that Year for Product as follows:
(i)for the first Year, by reference to the first Rolling Forecast;
(ii)for the second Year, if the Effective Date of the Product Agreement occurs after June 1, by reference to the first Rolling Forecast; and
(iii)in all other cases, by reference to the Rolling Forecast applicable at June 1 of the previous Year, the relevant forecast for the Year being the “Yearly Forecast Volume”.
In respect to sterile Products, at the end of each Year, if the aggregate actual volume of Product ordered by Client with a confirmed Release Date within the Year, taking into account any Product paid for but not ordered, (“Actual Yearly Volume”) is less than [***]% of the Yearly Forecast Volume, then Patheon may invoice and Client will pay Patheon [***]% of the Price for the shortfall of Product below the tolerance during the Year in an amount calculated as follows:
Amount due to Patheon = [***]

Provided that no amount shall be due to Patheon under this Section 5.1(f) if Client terminates during the relevant Year under Section 8.2(a) (Termination for Cause).
If the quantity of Product requested by Client in a Year (in purchase orders received by Patheon) exceeds the Yearly Forecast Volume for that Year, Patheon will use commercially reasonable efforts to supply the additional Product volumes. Patheon will not be considered to have accepted any purchase order for additional Product volumes without written confirmation.
In respect to oral solid dose Products and secondary packaging only, at the end of each Year, if the aggregate actual volume of Product ordered by Client with a confirmed Release Date within the Year, taking into account any Product paid for but not ordered, (“Actual Yearly Volume”) is less than [***]% of the Yearly Forecast Volume, then Patheon may invoice and Client will pay Patheon [***]% of the Price for the shortfall of Product below the tolerance during the Year in an amount calculated as follows:
Amount due to Patheon = [***]
Provided that no amount shall be due to Patheon under this Section 5.1(f) if Client terminates during the relevant Year under Section 8.2(a) (Termination for Cause).

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If the quantity of Product requested by Client in a Year (in purchase orders received by Patheon) exceeds the Yearly Forecast Volume for that Year, Patheon will use commercially reasonable efforts to supply the additional Product volumes. Patheon will not be considered to have accepted any purchase order for additional Product volumes without written confirmation.
(g)Controlled Substance Quota Requirements (if applicable). Client will give Patheon the information set out below for obtaining any required DEA or equivalent agency quotas (“Quota”) needed to perform the Manufacturing Services. Patheon will be responsible for routine management of Quota information in accordance with Applicable Laws. The parties will cooperate to communicate the information and to assist each other in Regulatory Authority information requirements related to the Product as follows: (i) by April 1 of each Year for the applicable Product, Client will provide to Patheon the next Year’s annual Quota requirements for the Product; (ii) by August 1 of each Year, Client will provide to Patheon any changes to the next Year’s Quota requirements; (iii) Client will pro-actively communicate any changes to the Quota requirements for the then-current Year in sufficient time to allow Patheon to file and finalize Regulatory Authority filings supporting the changes; (iv) upon Patheon receiving the necessary forecast information from Client in order to request additional Quota, Patheon will submit to the applicable Regulatory Authority, on a timely basis, all filings necessary to obtain Quotas for DS and will use commercially reasonable efforts to secure sufficient Quota from the applicable Regulatory Authority so as to achieve Release Dates for Product as set out in applicable purchase orders and forecasts submitted to Patheon by Client or its designee; and (v) Patheon will not be responsible for any Regulatory Authority’s refusal or failure to grant sufficient Quota for reasons beyond the reasonable control of Patheon (including where Client fails to provide the required information in accordance with this Section 5.1(g)).
(h)Patheon shall notify Client immediately in writing if it does not anticipate that it will be able to manufacture the Yearly Forecast Volume. If Patheon fails to, or expects to fail to, supply Product ordered by Client in accordance with the terms of this Agreement regarding the quantity or quality of Products supplied to Client, then Patheon shall use commercially reasonable efforts to remedy the problem or secure an alternative manufacturing source of within [***] at no cost to Client, and any such alternative source of supply shall be on terms substantially identical with the terms of this Agreement either at an alternative Patheon site or through a third party. If Patheon is unable to remedy the problem or secure an alternative source of supply within [***] after its initial failure to supply, then Patheon shall consult with Client and the parties shall work together to remedy the problem, including the pro rata adjustment or forgiveness of any current Firm Order and Actual Yearly Volume. If Patheon is unable to remedy the supply problem after [***] (or longer as agreed in writing by the parties), commencing with the date upon which such failure to supply began, then Client may at its option, and upon notice to Patheon, manufacture the Products itself or through a third party without further penalty under this Agreement. In all instances of Patheon’s inability to manufacture the Yearly Forecast Volume, Patheon shall use commercially reasonable efforts to support the

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Technology Transfer in accordance with Section 8.6 of this Agreement to an alternative Patheon site or to a third party to remedy the manufacturing issue.
5.2Obsolete Stock.
(a)Client understands and acknowledges that Patheon will rely on purchase orders, Firm Orders, the Long Term Forecast and the Rolling Forecast in ordering the Components (other than Client-Supplied Components) required to meet anticipated Firm Orders. Patheon shall purchase the Components in sufficient volumes, and reasonably in advance of the expected use of the Component (taking into account lead times), to meet the production requirements for Products covered by anticipated Firm Orders or to meet the production requirements of any longer period agreed to by the parties.
(b)Client will reimburse Patheon for the cost of Components ordered by Patheon in relation to and required for Firm Orders or for such longer period as the parties may agree in writing on a case by case basis if the Components have expired or are rendered obsolete due to changes in any forecast, Processing Instructions, GMP, artwork or Applicable Laws (“Obsolete Stock”). This reimbursement will include Patheon’s reasonably documented cost to purchase and destroy the Obsolete Stock (plus a [***]% handling fee) or a fee as mutually agreed in the Product Agreement. If any non-expired Components are used in Products subsequently manufactured for Client or in third party products manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client.
5.3Storage.
Patheon will provide [***] free of charge storage for released Product, Obsolete Stock, and any equipment, or DS, or starting components (other than existing Patheon equipment) that is stored at the Manufacturing Site at any time prior to its use in the Manufacturing Services. If Patheon is unable to store any material due to capacity constraints, Patheon may use an Affiliate or qualified third party to store (outside the Manufacturing Site) any material under this Agreement upon written notice to Client. At all times, Client retains title to all Client-Supplied Materials while at the Facility. After the limited storage periods stated above, Client will assume all risk of loss or damage to materials and Client will be responsible for having appropriate insurance coverage in place for this risk.
5.4Invoices and Payment.
For shipments of Product, Patheon will issue invoices to Client on or after the Release Date of the Product. Otherwise, Patheon will issue invoices for Manufacturing Services on completion or as agreed in the Product Agreement. Patheon will also submit to Client, with each shipment of Product, a duplicate copy of the invoice covering the shipment. Invoices will be sent by email to [***]. Each invoice will, to the extent applicable, identify Client’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit

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price, freight charges, and the total amount to be paid by Client. Client will pay all undisputed portions of invoices within [***] days of the date of the invoice. If any portion of an invoice is disputed, Client will pay Patheon for the undisputed amount and the parties will reconcile the disputed amount as soon as practicable. For undisputed invoiced amounts that are owed under this Agreement, Client agrees that a monthly finance charge of the lower of [***]% per month or the highest interest rate allowable by law will accrue against undisputed amounts not paid within [***]of the date on which they are due. Patheon may, on giving [***] written notice to Client, suspend all Manufacturing Services, including release and shipment of Product, until all undisputed past due invoices have been paid in full. Patheon will have no liability to Client for losses caused by this suspension, including without limitation, losses due to delayed Product delivery or Product shortages.
5.5Patheon must issue invoices to Client by [***] for all Manufacturing Services completed in the prior calendar year.
5.6Delivery and Shipping.
Client retains title to DS and DP and when [***], immediately after which, any title to Product that Patheon has will transfer to Client. Delivery of Product and any other materials will be made EXW (Incoterms 2020) from Patheon’s Manufacturing Site unless otherwise agreed in a Product Agreement. Subject to Section 8.3, risk of loss or of damage to Product will remain with Patheon until Patheon loads the Product onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client. Patheon may, in accordance with Client’s instructions and as agent for Client, at Client’s risk, arrange for shipping (to Client or any third party nominated by Client) to be paid by Client. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Product and may monitor Patheon’s shipping and freight activity under this Agreement.
6.Product Claims and Recalls
6.1Product Claims.
(a)Rejection. Client may reject any manufactured Product that it reasonably considers to be deficient based on the results of the agreed release testing documentation provided by Patheon or Client’s own inspection or testing of delivered Product.
(b)Product Claims.
(i)Client may claim a remedy (a “Product Claim”) for any portion of any batch of Product for which Patheon did not perform the Manufacturing Services in accordance with the agreed Processing Instructions, cGMPs, or Applicable Laws (“Deficient Product”). Client will inspect Product

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manufactured by Patheon, or batch documentation provided by Patheon, upon receipt and will give Patheon written notice of all Product Claims within [***] after receipt (or, in the case of any deficiency not reasonably susceptible to discovery upon receipt, within [***] after discovery by Client, but not after the expiration date of the Product). If Client fails to provide a Product Claim within the applicable [***] period, then the Product will be considered to have been accepted by Client on the [***].
(ii)This Section 6 sets out the only liability of Patheon for Deficient Products. Patheon will provide a remedy for Product Claims as specified in Section 10.2, but Patheon will have no obligation for any Product Claims to the extent the Deficient Product was caused by: (i) deficiencies in the Processing Instructions, specifications (ii) a defect in the DS or an incorporated Component that was not reasonably discoverable by Patheon using the test methods set out in the Processing Instructions; (iii) actions of Client or third parties occurring after the Product is delivered by Patheon; (iv) packaging design or labelling defects or omissions for which Patheon was not responsible; (v) any unascertainable reason despite Patheon having performed the Manufacturing Services in strict compliance with the Processing Instructions, cGMPs, and Applicable Laws; or (vi) any other breach by Client of its obligations under this Agreement. If after a full investigation as set out in the Quality Agreement and this Section 6.1(b)(ii), it is determined that Patheon manufactured Product in accordance with the agreed Processing Instructions, but a batch or portion of batch of Product is not released, Client will pay Patheon the Price for the Product. Patheon’s liability for DS yield loss is set out in Appendix 3.
(c)Determination of Deficiency. Upon receipt of a Product Claim, Patheon will have [***] days or longer period if required for technical reasons to advise Client by notice in writing whether it disagrees with the contents of the Product Claim. If the parties fail to agree within [***] days after Patheon's notice to Client as to whether any Product identified in the Product Claim is Deficient Product, the parties will investigate the matter in accordance with the Quality Agreement. If, after joint testing or investigation has been performed, the parties still cannot agree on the root cause, the dispute will be handled as a Technical Dispute and at the written request of either party may be referred to an expert in accordance with Appendix 2.
(d)Shortages and Price Disputes. Claims for shortages in the amount of Product shipped by Patheon or a Price dispute will be dealt with by reasonable agreement of the parties. Any claim for a shortage or a Price dispute will be considered waived by Client if it has not been presented within [***] of the date of the relevant invoice.
6.2Product Recalls and Returns.
(a)Records and Notice. The parties will each maintain records necessary to permit a Recall of any Product delivered to Client or customers of Client. Each party will promptly notify the other orally with

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notification in writing to follow of any information which might affect the marketability, safety or effectiveness of the Product or which might result in the Recall or seizure of the Product in accordance with the Quality Agreement. Upon receiving this written notice or upon this discovery, each party will stop making any further shipments of any Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client. "Recall" will mean any action: (i) by Client to recover title to or possession of quantities of the Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Product from the market); (ii) by any Regulatory Authority to detain or destroy any of the Product; or (iii) by either party to refrain from selling or shipping quantities of the Product to third parties which would be subject to a Recall if sold or shipped.
(b)Recalls. If: (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled; (ii) a court of competent jurisdiction orders a Recall; or (iii) Client determines that any Product should be Recalled or that a "Dear Doctor" letter is required relating the restrictions on the use of any Product, then Patheon will co-operate as reasonably required by Client, having regard to all Applicable Laws.
(c)Recalled Product. To the extent that a Recall results from, or arises from Deficient Product, Patheon will be responsible for the [***] of the Recall and will [***] to replace the Deficient Product with replacement Products as per Section 10. In all other circumstances, Recalls, returns, or other corrective actions will be made at Client's cost and expense.
6.3Disposition of Deficient Product.
Client will not dispose of any damaged, returned, or Deficient Product for which it intends to assert a Product Claim against Patheon without Patheon’s prior written authorization to do so. Patheon may instruct Client to return the Products to Patheon. Patheon will bear the cost of return and disposition of any Deficient Products. In all other circumstances, Client will bear the cost of return and disposition.
7.Co-operation and Regulatory Affairs
7.1Governance.
Within [***] of execution of this Agreement, each party will appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet [***] to review the current status of the business relationship, including review of key performance indicators such as, but not limited to, DS and Component delivery, on-time Product shipments, right first time, and product forecasts and

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manage any issues that have arisen. If at such [***] meeting, the key performance indicators have not been achieved in the prior [***], the parties will mutually agree upon a corrective action plan to remedy the situation or failing that, the parties shall resolve the matter in accordance with Section 13.16 (Dispute Resolution).
7.2Governmental Agencies.
Subject to any restrictions in the Quality Agreement, each party may communicate with any Regulatory Authority responsible for granting Regulatory Approval for the Product and any other relevant Authority regarding the Product if, in the opinion of that party's counsel and upon consultation with Client prior to such communication with the Regulatory Authority, the communication is necessary to comply with the terms of this Agreement or the requirements of the Authority or Applicable Laws. Otherwise, the parties will consult each other in relation to regulatory communications relating to the Product in accordance with the Quality Agreement.
7.3Records.
Patheon will keep records of the manufacture, testing, and shipping of the Product, and retain samples of the Product as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, Applicable Laws, cGMP and the Quality Agreement. Copies of the records and samples will be retained as and for the period specified in the Quality Agreement. Patheon reserves the right to destroy or return to Client, at Client’s sole expense, any document or samples for which the retention period specified in the Quality Agreement has expired if Client fails to arrange for destruction or return within [***] days of receipt of notice from Patheon.
7.4Audits.
(a)Subject to the limits agreed in the Quality Agreement, Patheon will give Client reasonable access at agreed times to the areas of the Manufacturing Site in which the Product is manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Processing Instructions, cGMPs, and Applicable Laws. If Client wishes to audit Patheon beyond the agreed limits, except where the audit is required due to Patheon’s material breach (for cause), or suspected breach, Client will pay to Patheon a fee of /USD [***] for each additional audit day and /USD [***] per audit day for each additional auditor. Under no circumstances will: (a) Client have a right of access to Patheon’s financial records, provided however Patheon will provide reasonable supporting information responsive to requests associated with disputed invoices or (b) any Patheon Competitor be permitted access to the Manufacturing Site.
7.5Regulatory Filings.
(a)Regulatory Authority Documentation. Client will provide copies of all relevant documents relating to Regulatory Authority approval for the commercial manufacture, distribution and sale of the Product

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(“Regulatory Approval”) to Patheon on request and as required under the Quality Agreement. Patheon will review and verify the accuracy of these documents in accordance with the Quality Agreement. Client is not entitled to submit Regulatory Approvals referring to Patheon or its Affiliates or the Manufacturing Services until approved by Patheon within the time frame set forth below and in the Quality Agreement, unless Patheon’s approval is unreasonably withheld or delayed.
(b)Deficiencies. At least [***] days prior to any filing deadline, if, in Patheon’s sole discretion, acting reasonably, Patheon determines that any regulatory information given by Client is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Patheon will notify Client in writing of the Deficiencies. The parties will work together to have the Deficiencies resolved prior to the date of filing of the relevant application and in any event before any pre-approval inspection or before the Product is placed on the market if a pre-approval inspection is not performed.
(c)Inspection by Regulatory Authorities. If Client does not give Patheon the documents requested under this Section 7.5 or the Quality Agreement within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon may, in its sole discretion and upon reasonable prior written notice to Client, delay or postpone any inspection by the Regulatory Authority until Patheon has received the requested documents and is satisfied with their contents. Client’s breach of this requirement will be considered a material breach of this Agreement.
(d)Pharmacovigilance. Client will be responsible, at its expense, for all pharmacovigilance obligations for the Product in accordance with Applicable Laws and the monitoring and management of post-marketing complaints and queries at its cost (including, without limitation, the cost of assistance required of Patheon under the Quality Agreement). Unless required by Applicable Law, neither party will be obliged to exchange with the other party any information or data which it compiles in carrying out pharmacovigilance obligations or activities.
(e)No Patheon Responsibility. Except as otherwise agreed in the Quality Agreement, Patheon will not assume any responsibility for: (a) the submission, accuracy or cost of any application for Regulatory Approval or related documentation (or the success of those applications); (b) any activity that is required by Applicable Laws for Regulatory Approval (including pharmacovigilance and complaints handling, and preparation and submission of any regular quality or other update); or (c) any dealings with the relevant Regulatory Authority on behalf of Client for Regulatory Approval. If a Regulatory Authority, or other governmental body, requires Patheon to incur fees, costs or activities in relation to the Products which Patheon (acting reasonably) considers unexpected and extraordinary, then Patheon will notify Client in writing and the parties will discuss appropriate mutually acceptable actions, including fee/cost sharing, or termination of all or any part of this Agreement or a Product Agreement. Patheon will not be obliged to undertake these activities or to pay for the fees or costs until the parties reach agreement on scope and fees for Patheon’s assistance.

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7.6Release.
The parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Product will not by itself indicate compliance by Patheon with its obligations relating to the Manufacturing Services. Nothing in this Agreement will remove or limit the authority of the relevant quality function (as specified by the Quality Agreement) to determine whether the Product will be released for shipment, sale or distribution.
7.7Withdrawal on Completion.
No later than [***] following completion or permanent cessation of the Manufacturing Services at the applicable Manufacturing Site, Client will: (a) ensure that any regulatory filings relating to the Product are withdrawn or amended to remove all references to the Manufacturing Site and, as applicable, Patheon or its Affiliates and their facilities (except in an historic context); and (b) provide to Patheon written confirmation of its compliance with this Section 7.7. If this time is not sufficient to meet the requirements of certain Regulatory Authorities, despite Client’s reasonable efforts, then Patheon may agree to extend the period based on the written reassurances of Client.
8.Term and Termination
8.1Initial Term.
This Agreement will become effective as of the Effective Date and will continue until December 31 of the fifth (5th) Year of the Agreement (the "Initial Term"), unless terminated earlier by one of the parties. This Agreement will automatically renew after the Initial Term for twelve (12) Month periods if there is a Product Agreement in effect, unless either party gives written notice to the other party of its intention not to renew this Agreement at least twenty-four (24) months prior to the end of the then current term. In any event, the legal terms and conditions of this Agreement will continue to govern any Product Agreement in effect. Unless otherwise agreed in the Product Agreement, each Product Agreement will have an initial term from the Effective Date of the Product Agreement until December 31 of the Year agreed to by the parties in the Product Agreement (each, an “Initial Product Term”). Product Agreements will automatically renew after the Initial Product Term for successive terms of two (2) Years each unless either party gives written notice to the other party of its intention not to renew the Product Agreement at least 18 months prior to the end of the then current term. If Client forecasts [***] volume for [***] during the term of a Product Agreement (excluding the registration period), then the parties may negotiate other terms and conditions on which the Product Agreement will remain in effect.

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8.2Termination for Cause.
(a)Either party may terminate this Agreement or a Product Agreement upon written notice where the other party has failed to remedy a material breach of this Agreement or the Product Agreement within [***], or such longer period as mutually agreed between the parties, in writing provided the breaching party has initiated and diligently pursued a remedy within such [***] period (the "Remediation Period") following receipt of a written notice of the breach from the aggrieved party that expressly states that it is a notice under this Section 8.2(a) (a "Breach Notice"). The aggrieved party's right to terminate this Agreement or a Product Agreement under this Section 8.2(a) may only be exercised for [***] following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be considered to have waived the breach described in the Breach Notice. The right to terminate a Product Agreement under this Section 8.2(a) does not extend to any other Product Agreements where there has been no material breach of those other Product Agreements.
(b)Either party may immediately terminate this Agreement or a Product Agreement upon written notice to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy or insolvency is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement or a Product Agreement is assigned by the other party for the benefit of creditors.
(c)Client may terminate a Product Agreement upon [***] prior written notice if (i) any Authority takes any action, or raises any objection, that permanently prevents Client from selling the Product in the Territory; (ii) if material regulatory issues arise which result in the withdrawal of the relevant Manufacturing Site manufacturing license; or (iii) if Patheon challenges Client’s ownership of, or right to use, Client’s IP.
(d)Client may terminate a Product Agreement upon [***] prior written notice if it intends to no longer order Manufacturing Services for a Product due to the Product's discontinuance in the market.
(e)Either party may terminate this Agreement or any Product Agreement upon [***] prior written notice if the other party assigns under Section 13.4 any of its rights under this Agreement or a Product Agreement to an assignee that, in the reasonable opinion of the terminating party, is: (i) unlikely to be able to meet the obligations of this Agreement or a Product Agreement; or (ii) a Competitor.
(f) Patheon may terminate this Agreement or any Product Agreement if payment in full of overdue, undisputed invoices is not received within [***] following the date of suspension of Manufacturing Services by Patheon under Section 5.4.

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8.3Consequences of Termination by Client.
Without prejudice to Sections 8.5 and 8.6, upon termination of any Product Agreement by Client for the reasons set forth below, the following shall apply accordingly:
(a)upon termination for any reason and at Client’ request, Patheon shall notify Client in writing of the quantity and description of finished Product, semi-finished Product and Inventory held by Patheon in relation to such Product Agreement as at the date of termination;
(b)upon Client’s termination for cause pursuant to [***], Client will take delivery of and pay for all undelivered Product that is manufactured or packaged in compliance with terms with this Agreement and the applicable Product Agreement pursuant to a Firm Order, at the Price in effect at the time the Firm Order was released. Client may, at its option, in the above circumstances (i) cancel Firm Orders that have not commenced manufacturing or packaging under such Product Agreement or (ii) place an Order with Patheon for all Inventory that was purchased (or will be purchased under existing unfulfilled orders for Components), maintained or produced by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2, at Patheon’s cost (including all costs incurred by Patheon for the purchase, handling, and processing of the Inventory). At Client’s request and subject to all Applicable Laws, Patheon shall at Client’s cost destroy any Inventory not purchased by Client in accordance with this Section 8.3(b).
(c)Upon termination by Client pursuant to [***], Client will take delivery of and pay for all undelivered Product that is manufactured or packaged in accordance with this Agreement under a Firm Order, at the Price in effect at the time the Firm Order was released. Client will purchase all Inventory that was purchased (or will be purchased under existing unfulfilled orders for Components), maintained or produced by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2, at Patheon's cost (including all costs incurred by Patheon for the purchase, handling, and processing of the Inventory); and
(d)Notwithstanding Patheon’s obligations in Section 8.3(a), (b) and (c), Client, at its own expense, will remove from the Manufacturing Site, within [***] following the completion, termination, or expiration of the Product Agreement, all unused DS and Client-Supplied Components, all applicable Inventory (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at the Manufacturing Site or that is otherwise under Patheon’s care and control (“Client Property”). Patheon may ship Client Property to Client or to an external warehouse at Client’s risk and expense. If Client fails to remove Client Property within [***] following the completion, termination, or expiration of the Product Agreement, Client will assume all risk of loss or damage to the stored Client Property and it will be Client’s responsibility to have appropriate insurance coverage in place for this risk. If Client asks Patheon to destroy any Client Property, Client will be responsible for the cost of destruction.

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8.4Consequences of Termination by Patheon.
Without prejudice to Sections 8.5 and 8.6, upon termination of any Product Agreement by Patheon in accordance with [***], the following shall apply:
(a)Patheon shall notify Client in writing of the quantity and description of finished Product, semi-finished Product and Inventory held by Patheon in relation to such Product Agreement as at the date of termination;
(b)Client will purchase all Inventory that was purchased (or will be purchased under existing unfulfilled orders for Components), maintained or produced by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2, at Patheon's cost (including all costs incurred by Patheon for the purchase, handling, and processing of the Inventory); and
(c)Client, at its own expense, will remove from the Manufacturing Site, within [***] following the completion, termination, or expiration of the Product Agreement, all unused DS and Client-Supplied Components, all applicable Inventory (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at the Manufacturing Site or that is otherwise under Patheon’s care and control (“Client Property”). Patheon may ship Client Property to Client or to an external warehouse at Client’s risk and expense. If Client fails to remove Client Property within [***] following the completion, termination, or expiration of the Product Agreement, Client will assume all risk of loss or damage to the stored Client Property and it will be Client’s responsibility to have appropriate insurance coverage in place for this risk. If Client asks Patheon to destroy any Client Property, Client will be responsible for the cost of destruction.
8.5Consequences of Termination or Expiry
Upon completion, termination, or expiration of this Agreement or any Product Agreement for any reason:
(a)any prior outstanding obligations or payments due will not be affected nor will any other remedies that the parties may have under this Agreement or a Product Agreement or any related Capital Equipment Agreement be prejudiced;
(b)none of the obligations and responsibilities of the parties under Sections 5.1(e), 5.1(f), 5.4, 5.5, 8.3, 8.4, 8.5, 8.6, 10, 11, 12, 13.14, 13.15 and 13.16 shall be affected, all of which shall survive any completion, termination or expiration, as well as any other provisions that are by implication or otherwise intended to survive any completion, termination or expiration. Where Patheon has agreed to provide stability services beyond the final supply of Product, the relevant provisions of this Agreement will survive for the agreed duration of those stability services; and

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(c)the license granted in Section 12.1(a) shall terminate, save where Client requests a Technology Transfer in accordance with Section 8.6 in which case the license shall subsist to the extent necessary to allow Patheon to perform its obligations under Section 8.6, and Patheon shall not make any use for any purpose whatsoever of any Client Intellectual Property or any information contained in the Quality Agreement, except to the extent necessary to (i) fulfil any Firm Order or order placed by Client in accordance with Section 8.3 or 8.4; and/or (ii) perform its obligations under Section 8.6.
8.6Technology Transfer.
Upon the occurrence of Patheon’s inability to manufacture the Yearly Forecast Volume per Section 5.1(h), following termination of a Product Agreement for any reason, or at Client’s request within [***] before the end of the term of the Product Agreement, Patheon will provide assistance to transfer part or all of Client’s manufacturing process, know-how and analytical testing methodology for the Product to Client (“Technology Transfer”) to assist Client to manufacture the Product. Patheon will also disclose to Client the Patheon Intellectual Property used by Patheon to manufacture the Product subject to the Patheon IP License in Section 12.1(c). Patheon will, upon request of Client, prepare a written proposal to perform the Technology Transfer. The parties will enter into a mutually agreed upon agreement for the Technology Transfer, and Client will pay the reasonable and mutually agreed fees for the Technology Transfer performed by Patheon.
9.Representations, Warranties and Covenants
9.1Authority.
Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.
9.2Client Warranties.
(a)Non-Infringement. Client covenants, represents, and warrants that:
(i)the Processing Instructions and specifications for the Product are its or its Affiliate's property, or alternatively, that Client has a license to the Processing Instructions, and that Client may lawfully disclose the Processing Instructions and specifications to Patheon for use in accordance with this Agreement;
(ii)any Client Intellectual Property used by Patheon in performing the Manufacturing Services (A) is Client’s or its Affiliate's unencumbered property or is licensed to Client, (B) may be lawfully used

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as directed by Client and agreed in this Agreement, and (C) does not infringe and will not infringe any Third Party Rights;
(iii)to the best of Client’s knowledge as of the effective date of this Agreement, the performance of the Manufacturing Services by Patheon or the use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement or any Product Agreement does not and will not infringe any Third Party Rights; and
(iv)to the best of Client’s knowledge as of the effective date of this Agreement, there are no actions or other legal proceedings involving Client or its Affiliates that concerns the infringement of Third Party Rights related to any of the Processing Instructions or specifications, or any of the DS or Client-Supplied Components, or the sale, use, or other disposition of Product made in accordance with the Processing Instructions.
(b)Quality and Compliance. Client covenants, represents, and warrants that:
(i)the Processing Instructions and specifications for the Product conforms to all applicable cGMPs and Applicable Laws;
(ii)the Product, if labelled and manufactured in accordance with the Processing Instructions and in compliance with applicable cGMPs and Applicable Laws may be lawfully sold and distributed in every jurisdiction in which Client markets the Product; and
(iii)on receipt by Patheon, the DS will conform to the specifications for the DS that Client has given to Patheon and that the DS will be adequately contained, packaged, and labelled in accordance with Applicable Laws and will conform to the affirmations of fact on the container.
9.3Patheon Warranties.
Patheon covenants, represents, and warrants that:
(a)it will perform the Manufacturing Services in accordance with the Processing Instructions, cGMPs, and Applicable Laws;
(b)the ownership and operation of the Patheon facility(ies) shall be in compliance with cGMP and all Applicable Laws;
(c)any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate's unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not infringe and will not infringe any Third Party Rights;

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(d)all records as are necessary and appropriate to demonstrate compliance with Applicable Laws shall be maintained by Patheon;
(e)it is (i) not excluded from a Federal health care program as outlined in Sections 1128 and 1156 of the Social Security Act (see the Office of Inspector General of the Department of Health and Human Services List of Excluded Individuals/Entities at http://exclusions.oig.hhs.gov); (ii) not debarred by the FDA under 21 U.S.C. 335a (see the FDA Office of Regulatory Affairs Debarment List at www.fda.gov/ICECI/EnforcementActions/FDADebarmentList/); (iii) not otherwise excluded from contracting with the federal government (see the Excluded Parties Listing System at www.sam.gov/); (d) to its knowledge is not under investigation or otherwise aware of any circumstances which may result in its being debarred or excluded from participating in any federal or state healthcare program; and (iv) if required based on the services to be provided, duly licensed and in good standing in accordance with applicable state laws. It will not employ, contract with, or retain any person directly or indirectly to perform the services under this Agreement if such person fails to satisfy one or more of the requirements set forth in this section. In the event that Patheon fails at any time to satisfy one or more of the requirements set forth in this section, Client may immediately terminate this Agreement. Unless prohibited by law or regulation, Client shall pay to Patheon any payments due at the time of termination, including any costs incurred in preparation for or during any Batch manufacturing; and
(f)it does not currently have, and it will not hire, as an officer or an employee any person whom it knows has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Federal Food, Drug, and Cosmetic Act.
9.4Permits.
(a)Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Product, Processing Instructions or specifications, including, without limitation, all marketing and post-marketing approvals, and any specific approvals referred to in the Quality Agreement.
(b)Patheon will maintain at all relevant times when performing the Manufacturing Services all required governmental permits, licenses, approval, and authorities.
9.5No Warranty.
EXCEPT AS EXPLICITLY SET FORTH IN THIS SECTION 9, EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, PATHEON MAKES NO WARRANTY OR CONDITION OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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10.Limitation of Liability and Remedies
10.1Limitation of Liability - Consequential Damages.
Except for damages available for breaches of confidentiality obligations, neither party will be responsible for or liable to the other for any special, consequential, incidental, exemplary, punitive, or other indirect damages of any kind (whether arising under contract, tort, or otherwise) including but not limited to (i) any delay, penalty, loss of profits, of anticipated savings, of goodwill, of use of the Product or loss of business opportunity; or (ii) for any other liability, damage, costs, penalty, or expense of any kind incurred by the other party of an indirect or consequential nature, even if advised of the possibility of such damages.
10.2Remedies and Limitation of Liability.
(a)Remedies for Deficient Product. If Client makes a Product Claim under Section 6.1 and the parties agree the Product is Deficient Product, or the Product is determined to be Deficient Product under Section 6, Patheon will, at Client’s election, either:
(i)replace the Product at Patheon’s cost (after which Patheon may invoice for the replacement if Deficient Product had not been invoiced previously) as soon as reasonably possible given Patheon’s commitments to third parties if Patheon is able to manufacture the replacement Product at the Manufacturing Site and contingent upon the receipt from Client of all DS and Client Supplied Components required for the manufacture of the replacement Product. Such replacement DS shall be included in the Quantity Dispensed as per Appendix 3;or
(ii)refund [***]% of the Price paid for the Deficient Product (by credit or offset against other amounts due to Patheon under the Product Agreement).
Except for the indemnity set out in Section 10.3 and any claim or remedy that Client may have under Sections 6.1 and 6.2(c), the remedies described in this Section 10.2 will be Client’s sole remedy in contract, tort, negligence, equity or otherwise, for Deficient Product.
The remedy under this Section 10.2, if applicable (including in the case of Recall), will apply only to the extent that the affected Deficient Product is returned, destroyed or otherwise disposed of by Client or at Client’s direction in accordance with this Agreement.
(b)Remedies for Loss or Damage of DS. Except as expressly set out in Appendix 3, under no circumstances whatsoever will Patheon be liable to Client in contract, tort, negligence, indemnity, breach of statutory duty, or otherwise for any loss or damage to the DS. Patheon’s maximum aggregate liability for loss of or damage to the DS will not exceed on a per Product basis [***]% of

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revenues (being payments of the Price) received by Patheon for that Product under the applicable Product Agreement during the previous Year (or, in the case of the first Year, the expected revenue for that Product if the agreed Yearly Forecast Volumes were ordered) This limit will not apply if and to the extent that the liability arises from the gross negligence, fraud, or wilful misconduct of Patheon.
(c)Maximum Liability. In any Year, in addition to the specific remedies under Section 10.2(a) for Deficient Product, Patheon’s maximum aggregate liability to Client under or in connection with this Agreement or any Product Agreement (however arising, including contract, tort, negligence, indemnity, breach of statutory duty, losses of DS, or otherwise) will not exceed on a per Product basis [***]% of revenues (being payments of the Price) received by Patheon for that Product under the applicable Product Agreement during the previous Year (or, in the case of the first Year, the expected revenue for that Product if the agreed Yearly Forecast Volumes were ordered).
(d)Exclusion from Limitation of Liability. This limits of liability in this Section 10.2 will not apply if and to the extent that the liability arises from the gross negligence, fraud or wilful misconduct of Patheon.
(e)Death, Personal Injury and Fraudulent Misrepresentation. Nothing contained in this Agreement will act to exclude or limit either party’s liability for personal injury or death caused by the negligence of either party or fraudulent misrepresentation.
10.3Patheon Indemnity.
(a)Patheon will defend and indemnify Client, and its Affiliates, and their officers and directors, employees, agents, successors, and assigns, from all losses, damages, costs, claims, demands, subpoenas, judgments and liability to, from and in favour of third parties (other than Affiliates) for any claim of personal injury or property damage to the extent that the injury or damage is (i) the result of an error, omission, intentional misconduct or a failure by Patheon in performance of the Manufacturing Services in compliance with the Processing Instructions, cGMPs, and Applicable Laws; or (ii) breach of any Patheon representation or warranty contained in this Agreement except to the extent that the losses, damages, costs, claims, demands, subpoenas, judgments, and liability are due to the negligence or wrongful acts of Client, its Affiliates, or their officers and directors, employees, agents, successors assigns.
(b)If a claim occurs, Client will: (i) promptly notify Patheon of the claim; (ii) use commercially reasonable efforts to mitigate the effects of the claim; (iii) reasonably cooperate with Patheon in the defense of the claim; and (iv) permit Patheon to control the defense and settlement of the claim, all at Patheon's cost and expense. No settlement of any such matter where Client is a party to the claim or defendant, shall be made without the written consent of Client, (which shall not be unreasonably withheld), except for a settlement that involves only the payment of money and includes no acknowledgment or acceptance of liability on behalf of Client, which payment is in fact made by Patheon or its insurer.

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10.4Client Indemnity.
(a)Client will defend and indemnify Patheon, and its Affiliates, and their officers and directors, employees, agents, successors, and assigns, from all losses, damages, costs, claims, demands, subpoenas, judgments and liability to, from and in favour of third parties (other than Affiliates) for (i) any claim of infringement of any Third Party Rights in or by the Products or that relates to the manufacture of the Product by a proprietary process disclosed by Client or to Patheon’s use of Client Intellectual Property to perform the Manufacturing Services, or any portion of them, or (ii) any claim of personal injury or property damage to the extent that the injury or damage arises from an error, omission, intentional misconduct, or failure or regulatory non-compliance by Client in manufacturing, sale or distribution of DS or the finished dosage form that contains the Product, except to the extent that the losses, damages, costs, claims, demands, subpoenas, judgments, and liability are due to the negligence or wrongful acts of Patheon, its Affiliates, or their officers, employees, agents, successors, assigns.
(b)If a claim occurs, Patheon will: (i) promptly notify Client of the claim; (ii) use commercially reasonable efforts to mitigate the effects of the claim; (iii) reasonably cooperate with Client in the defense of the claim; and (iv) permit Client to control the defense and settlement of the claim, all at Client’s cost and expense. No settlement of any such matter where Patheon is a party to the claim or defendant, shall be made without the written consent of Patheon, (which shall not be unreasonably withheld) except for a settlement that involves only the payment of money and no acknowledgment or acceptance of liability on behalf of Patheon, which payment is in fact made by Client or its insurer.
10.5Reasonable Allocation of Risk.
This Agreement (including, without limitation, this Section 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Product. Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Product because Client has developed and holds the marketing approval for the Product, Client requires Patheon to manufacture and label the Product strictly in accordance with the Processing Instructions, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Product.
10.6Validation Batches.
Where Product is manufactured by Patheon (or any of its Affiliates) under a separate pharmaceutical development or technology transfer agreement (the “Development Agreement”), specifically the Master Agreement for Pharmaceutical Development and Technology Transfer Services between the Parties, effective May 23, 2018, and then released by Patheon for commercial sale or distribution by Client, the performance of the applicable pharmaceutical development or technology transfer services including the manufacture of the Product

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will be governed by the terms of the Development Agreement and will not be subject to the terms and conditions of this Agreement. The terms of this Agreement and the applicable Product Agreement will apply to any Product after release by Patheon.
11.Confidentiality
11.1Confidential Information.
“Confidential Information” means any information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients and its clients’ confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations. In addition, all analyses, compilations, studies, reports or other documents prepared by any party's Representatives containing Confidential Information will be considered Confidential Information. Samples or materials provided under this Agreement as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information. A party’s rights and obligations under this Section 11 will apply to any Confidential Information that is disclosed by or received by that party’s Representatives. For the purposes of this Section 11, a party receiving Confidential Information under this Agreement (including through its Representatives) is a “Recipient”, and a party disclosing Confidential Information under this Agreement (including through its Representatives) is the “Disclosing Party”. The existence, parties to, and terms of this Agreement or of any Product Agreement will be considered Confidential Information.
11.2Use of Confidential Information.
The Recipient will use the Confidential Information solely for the purpose of meeting its obligations under this Agreement. The Recipient will keep the Confidential Information strictly confidential and will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement. Recipient will protect the Confidential Information disclosed to it by using reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will not be less than those exercised by Recipient for its own confidential or proprietary Confidential Information of a similar nature.

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11.3Exclusions.
The obligations of confidentiality in this Section 11 will not apply to the extent that Confidential Information:
(a)is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;
(b)is in the Recipient's possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient's breach of any legal obligation;
(c)is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, if the other source is not known by the Recipient, to the best of its knowledge, to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party for the Confidential Information;
(d)is independently developed by the Recipient without use of or reference to the Disclosing Party's Confidential Information as evidenced by Recipient’s written records; or
(e)is expressly authorized for release by the written authorization of the Disclosing Party.
Any combination of information which comprises part of the Confidential Information is not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information are covered by exceptions in this Section 11.3, unless the combination itself is covered by any of those exceptions.
11.4Photographs and Recordings.
Neither party will take any photographs or videos of the other party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent.
11.5Permitted Disclosure.
Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule. But the Recipient will advise the Disclosing Party in writing in advance of the disclosure and limit the required disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if required, in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations of confidentiality set out in this Agreement. If any

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public disclosure is required by law, the parties will consult concerning the form of announcement prior to the public disclosure being made.
11.6Marking.
The Disclosing Party will use reasonable efforts to summarize in writing the content of any oral disclosure or other non-tangible disclosure of Confidential Information within [***] days of the disclosure, but failure to provide this summary will not affect the nature of the Confidential Information disclosed if the Confidential Information was identified as confidential or proprietary when disclosed orally or in any other non-tangible form.
11.7Return of Confidential Information.
Upon the written request of the Disclosing Party, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information disclosed in or reduced to tangible form including any copies, summaries, compilations, analyses or other notes derived from the Confidential Information except for one copy which may be maintained by the Recipient for its records. The retained copy will remain subject to all confidentiality provisions contained in this Agreement. Client will not unreasonably require the return of Confidential Information that is necessary or useful to perform the Manufacturing Services.
11.8Remedies.
The parties acknowledge that monetary damages may not be sufficient to remedy a breach by either party of this Section 11 and agree that the non-breaching party will be entitled to seek specific performance, injunctive or other equitable relief to prevent breaches of this Section 11 and to specifically enforce Section 11 in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Section 11 but will be in addition to any and all other remedies available at law or in equity.
12.Intellectual Property
12.1Inventions.
(a)For the term of this Agreement, Client shall grant to Patheon a non-exclusive, paid-up, royalty-free, non-transferable, sub-licensable (in connection with authorized sub-contracting in accordance with Section 2.2), non-assignable limited license to use the Client Intellectual Property solely to extent necessary for Patheon to perform the Manufacturing Services for Client pursuant to this Agreement.

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Patheon shall not challenge, contest or otherwise impair Client’s ownership or control of Client’s Intellectual Property or the validity or enforceability of intellectual property rights of Client.
(b)Client shall solely own and retain exclusive worldwide right, title and interest in all Client Intellectual Property and all proprietary Confidential Information which it owned or controlled on or prior to the effective date of this Agreement, and shall also own any and all Confidential Information and intellectual property rights and proprietary information that are (i) improvements, derivatives or modifications to any of the foregoing and (ii) developed during the term of this Agreement that is specific to Product. Patheon shall provide Client with written notifications should any improvements, derivations or modifications or intellectual property rights arise related to Client Intellectual Property that may be subject to patent application of such Invention.
(c)All Patheon Intellectual Property will be the exclusive property of Patheon. Unless Patheon identifies in advance any specific Patheon Intellectual Property that will be subject to a separate licensing agreement between the parties, Patheon grants to Client a non-exclusive, perpetual, paid-up, royalty-free, transferable license of the Patheon Intellectual Property necessary for Client to use, offer to sell or sell the Product (the “Patheon IP License”).
(d)Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.
(e)Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be considered to be improvements or other modifications of the Product, processes or technology owned or otherwise controlled by the party.
12.2Intellectual Property.
Except as set forth in Section 12.1, neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.
13.Miscellaneous
13.1Insurance.
Patheon will procure and maintain during the term of this Agreement and for [***] following the expiration date of this Agreement (i) Product/Completed Operations Liability insurance with limits not less than $[***] per claim and in the aggregate, (ii) Commercial General Liability insurance amount with limits not less than $[***] per claim and

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in the aggregate, which may cover any operation of Patheon, (iii) Workers’ Compensation insurance to cover all employees involved in the manufacturing of Product in accordance with applicable statutes and (iv) Professional Liability/Errors & Omissions liability insurance with limits not less than $[***] per claim and in the aggregate. If requested by Client, Patheon will provide Client a certificate of insurance evidencing the above.

Client shall procure and maintain, during the term and for a period of [***] following the expiration date of this Agreement, (i) Product/Completed Operations Liability insurance with limits not less than $[***] per claim and in the aggregate and (ii) Commercial General Liability insurance amount with limits not less than $[***] per claim and in the aggregate, which may cover any operation of Client, Client will provide a certificate of insurance evidencing the above insurance coverage upon written request from Patheon.
If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will without delay notify the other party in writing and the parties will negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.
13.2Independent Contractors.
The parties are independent contractors and this Agreement and any Product Agreement does not create between the parties any other relationship such as, by way of example only, that of employer and employee, principal and agent, joint-venturers, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.
13.3No Waiver.
Neither party's failure to require the other party to comply with any provision of this Agreement or any Product Agreement will be considered a waiver of the provision or any other provision of this Agreement or any Product Agreement, with the exception of Sections 6.1 and 8.2 of this Agreement.
13.4Assignment.
(a)Patheon may not assign this Agreement or any Product Agreement or any of its associated rights or obligations without the written consent of Client, this consent not to be unreasonably withheld.
(b)Subject to Section 8.2(e), Client may assign this Agreement or any Product Agreement or any of its associated rights or obligations without approval from Patheon. But Client will give Patheon prior written notice of any assignment, any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement or the Product Agreement, and Client will remain liable under this Agreement in relation to any partial assignment. Any partial assignment will be subject to Patheon’s cost review of the assigned Product and Patheon may terminate this Agreement or any Product

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Agreement or any assigned part of them, on [***] prior written notice to Client and the assignee if discussions do not lead to agreement on amended Manufacturing Service fees within a reasonable time. Client will reimburse Patheon for any costs incurred by Patheon in connection with the partial assignment including any expenses incurred by Patheon for any due diligence audits in connection with the partial assignment.
(c)Despite the preceding provisions of this Section 13.4, Client may assign this Agreement or any Product Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business without the prior consent of Patheon. In the case of a permitted assignment under this Section, this Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the parties hereto.
13.5Force Majeure.
Neither party will be liable for the failure or delay to perform its obligations under this Agreement or any Product Agreement if the failure or delay is caused by an event beyond that party’s reasonable control, including, but not limited to, third-party strikes or other third-party labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, cyber-attacks, fires, floods, storms, interruption of or delay in third-party transportation services, , or compliance with any order, regulation, or enforcement decision of any government entity (a “Force Majeure Event”). The party affected by the Force Majeure Event will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents or delays the performance. Such party will also submit written notice with proof of receipt, where applicable, of the existence of the Force Majeure Event Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement or any Product Agreement.
13.6Additional Product and Services.
Additional Product may be added to, or existing Product deleted from, any Product Agreement by amendment to the Product Agreement including its Schedules as applicable. If Client requests services other than those expressly set out in this Agreement or in any Product Agreement (such as qualification of a new packaging configuration or shipping studies, or validation of alternative batch sizes), or any cost items that are specifically excluded from the Price, Patheon will provide a written quote of the fee for the additional services and Client will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be agreed in writing by the parties.

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13.7Notices.
Unless otherwise agreed in a Product Agreement, any notice, approval, instruction or other written communication required or permitted under this Agreement will be sufficient if made or given to the other party by personal delivery or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses or email addresses set out below:
If to Client:
Insmed Incorporated
700 US Highway 202/206, Bridgewater, NJ 08807-1704
Attention: SVP, General Counsel
Email address: [***]

If to Patheon:

Patheon Inc.,111 Consumers Drive, Whitby, Ontario L1N 5Z5, Canada
Attention: Legal Department

or to any other addresses or email addresses given to the other party in accordance with the terms of this Section 13.7. Notices or written communications made or given by personal delivery, or email will be considered to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, [***] days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt (supported by reasonable written evidence), whichever is sooner.
13.8Severability.
If any provision of this Agreement or any Product Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.
13.9Entire Agreement.
This Agreement, together with its Appendices, the applicable Product Agreement, Capital Equipment Agreement (if any), and the Quality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter of the Agreement and supersedes all previous written or oral

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negotiations, commitments, representations, collateral warranties, agreements, transactions, or understandings concerning the subject matter of this Agreement. The basis of the parties’ agreement is set out expressly and they have not been induced by or relied on any statement or representation that is not set out in this Agreement. Any modification, amendment, or supplement to this Agreement or any Product Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be this Agreement, the Product Agreement, and the Quality Agreement (except that the Quality Agreement will prevail in relation to quality matters).
13.10Other Terms.
No terms, provisions or conditions of any purchase order or other business form or written authorization used by the parties will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement or any Product Agreement, regardless of any failure of a party to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement or the applicable Product Agreement and is signed by both parties.
13.11No Third Party Benefit or Right.
Nothing in this Agreement or any Product Agreement will confer or be construed as conferring on any third party any benefit, collateral warranties, or the right to enforce any express or implied term of this Agreement or any Product Agreement (except that Patheon Affiliates acting as subcontractors under this Agreement may enforce Sections 10.1 and 10.2). The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.
13.12Execution in Counterparts.
This Agreement and any Product Agreement may be executed in two or more counterparts, by original or electronic (including “pdf”) signature, each of which will be considered an original, but all of which together will constitute one and the same instrument.
13.13Use of Name.
Neither party may use the other party’s name, trademarks or logo or any variations of them, alone or with any other word or words, without the prior written consent of the other party.

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13.14Taxes.
(a)VAT.
Any payment due to Patheon under this Agreement in consideration for the provision of Manufacturing Services to Client by Patheon is exclusive of value added taxes (“VAT”), turnover taxes, sales taxes or similar taxes, including any related interest and penalties (together, "Transaction Tax") which will be added to the invoice amount where applicable and payable by Client.
Where applicable, Patheon will use its reasonable commercial efforts to ensure that its invoices to Client are issued in a way to meet the requirements for deduction of input VAT by Client, if Client is permitted by law to do so.
If Patheon is acting as Client’s buying agent, Patheon will always charge to Client the Transaction Tax in the relevant territory in addition to the amount paid by Patheon to supplier.
Reference to the Manufacturing Services in this Section also includes any element (or the entirety) of the Manufacturing Services characterized as a supply of goods by Patheon, its subcontractors or any tax authority for Transaction Tax purposes.
(b)Duties.
(c)Client will bear the cost of all duties, levies, tariffs and similar charges (and any related interest and penalties) (together, “Duties”) however designated, arising from the performance of the Manufacturing Services by Patheon, including (without limitation) those imposed as a result of the shipping of materials (including drug substance, materials, components and finished Product) to, from or between Patheon sites. If these Duties are incurred by Patheon, then Patheon will be entitled to invoice Client for these Duties at the time that they are incurred.
(d)Withholding Tax.
Where any sum due to be paid to Patheon hereunder is subject to any withholding or similar tax, Client will pay the withholding or similar tax to the appropriate Government Authority and deduct the amount then due to Patheon, in a timely manner and promptly transmit to Patheon an official certificate or other evidence of the withholding sufficient to enable Patheon to claim payment of these taxes. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate or enable the recovery of any tax withholding or similar obligations for royalties, milestone payments, and other payments made by Client to Patheon under this Agreement.

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Patheon will provide Client any tax forms that may be reasonably necessary in order for Client not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.
Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, or similar obligations resulting from payments made under this Agreement, this recovery to be for the benefit of the Party bearing the withholding tax.
13.15Governing Law and Jurisdiction.
This Agreement and any Product Agreement, and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with them or their subject matter or formation are governed by the laws of (i) the State of Delaware if the applicable Patheon party is registered in the United States or Canada, or (ii) England if the applicable Patheon party is registered outside the United States or Canada, in each case without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law. Both parties hereby submit to the exclusive jurisdiction of the courts in the applicable location. The parties further expressly agree that the UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.
13.16Dispute Resolution.
All disputes that arise under or in connection with this Agreement will be resolved in accordance with Appendix 2.
13.17Government Contracts Requirements.
13.18As applicable, the Government Contracts Requirements (as defined below) are incorporated in this Agreement by this reference, with the same force and effect as if they were given in full text. Nothing in this Agreement shall be construed to prohibit or otherwise restrict either Party from lawfully reporting waste, fraud, or abuse related to the performance of a government contract to a designated investigate or law enforcement representative of a federal department or agency authorized to receive such information.
13.19For purposes of this Agreement, Government Contracts Requirements shall mean:
•48 C.F.R. 52.203-6, Restrictions on Contractor Sales to the Government
•48 C.F.R. 52.209-6, Protecting the Government’s Interest When Subcontracting with Contractors Debarred, Suspended, or Proposed for Debarment
•48 C.F.R. 52.203-13 Contractor Code of Business Ethics and Conduct

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•48 C.F.R. 52.203-17 Contractor Employee Whistleblower Rights and Requirement to Inform Employees of Whistleblower Rights
•48 C.F.R. 52.203-19 Prohibition on Requiring Certain Internal Confidentiality Agreements or Statements
•48 C.F.R. 52.204-21 Basic Safeguarding of Covered Contractor Information Systems
•48 C.F.R. 52.219-8 Utilization of Small Business Concerns
•48 C.F.R. 52.222-21 Prohibition of Segregated Facilities
•48 C.F.R. 52.222-26 Equal Opportunity
•48 C.F.R. 52.222-35 Equal Opportunity for Veterans
•48 C.F.R. 52.222-36 Affirmative Action for Workers with Disabilities
•48 C.F.R. 52.222-37 Employment Reports on Veterans
•48 C.F.R. 52.222-40 Notification of Employee Rights Under the National Labor Relations Act
•48 C.F.R. 52.222-50 Combating Trafficking in Persons
•48 C.F.R. 52.224-3 Privacy Training
•48 C.F.R. 52.232-40 Providing Accelerated Payment to Small Business Contractors
•48 C.F.R. 52.204-23 Prohibition on Contracting for Hardware, Software, and Services Developed or Provided by Kaspersky Lab and Other Covered Entities
•48 C.F.R. 52.204-25 Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment

The full text of a clause may also be accessed electronically at www.acquisition.gov. The Government Contracts Requirements may be updated upon notice by Client to Patheon.

Client and Patheon shall abide by the requirements of 41 CFR 60-300.5(a), as applicable. This regulation prohibits discrimination against qualified protected veterans, and requires affirmative action by covered prime contractors and Contractors to employ and advance in employment qualified protected veterans.

[Signature page to follow]

08 January 2024                             Master Commercial Manufacturing Services Agreement

This Agreement is signed by the authorized representatives of the parties on the dates shown below and will take effect from the Effective Date.

PATHEON INC.	INSMED INCORPORATED
By: /s/ Bobbi Ellis	By: /s/ Don Nociolo
Name: Bobbi Ellis	Name: Don Nociolo
Title: Senior Director and General Manager	Title: VP Technical Operations
Date: 11 January 2024	Date: 24 May 2024

08 January 2024                             Master Commercial Manufacturing Services Agreement

08 January 2024                             Master Commercial Manufacturing Services Agreement

APPENDIX 1 – Form of Product Agreement
Product Agreement for [INSERT PRODUCT NAME]
This Product Agreement (this “Product Agreement”) is issued under the Master Manufacturing Services Agreement dated [INSERT DATE] between PATHEON INC. and INSMED INCORPORATED (the “Master Agreement”), and is entered into as of the last date of signature (the “Effective Date“) between [PATHEON ENTITY], a corporation existing under the laws of [ ], having a principal place of business at [PATHEON ENTITY ADDRESS] (“Patheon”) and INSMED INCORPORATED a Virginia corporation, having a principal place of business at 700 US Highway 202/206, Bridgewater, NJ 08807-1704 (“Client”). For the purpose of this Product Agreement, references in the Master Agreement to “Patheon” and “Client” mean the entities defined respectively as Patheon and Client in this Product Agreement.
The terms and conditions of the Master Agreement are incorporated into this Product Agreement except to the extent this Product Agreement expressly modifies specific provisions in the Master Agreement. All capitalized terms that are used but not defined in this Product Agreement will have the respective meanings given to them in the Master Agreement.
1.Initial Product Term: will be from the Effective Date until December 31, 20[YY]
2.Manufacturing Site: The Manufacturing Services will be performed at the following Manufacturing Site: [ ]
3.Territory:
4.Notices: (if different from Section 13.7 of the Master Agreement): [insert contact details]
5.DS Name: [insert DS name]
6.Product:
7.DS Credit Value: Client’s actual cost for DS not to exceed [ ] per kilogram. DS value to be provided by Client and supported by such reasonable evidence as Patheon requests.
8.Inflation Index: [if different from the Master Agreement]
9.Governing Law: [if different from the Master Agreement]
10.Minimum Shelf Life (if any):

08 January 2024                             Master Commercial Manufacturing Services Agreement

11.Other Modifications to the Master Agreement (if any):
Schedule A – Commercial Pricing Proposal: Description of the Manufacturing Services and related terms of this Product Agreement.
In case of conflict between Schedule A and the other parts of this Product Agreement, those other parts of the Product Agreement will prevail.

08 January 2024                             Master Commercial Manufacturing Services Agreement

This Agreement is signed by the authorized representatives of the parties on the dates shown below and will take effect from the Effective Date.

PATHEON INC.	INSMED INCORPORATED
By: _______________________________	By: _______________________________
Name: ______________________________	Name: ______________________________
Title: _______________________________	Title: _______________________________
Date: _______________________________	Date: _______________________________

08 January 2024                             Master Commercial Manufacturing Services Agreement

Schedule A – Commercial Pricing Proposal
[***]
[End of Product Agreement]

08 January 2024                             Master Commercial Manufacturing Services Agreement

APPENDIX 2 – Dispute Resolution
(a)[***]

08 January 2024                             Master Commercial Manufacturing Services Agreement

APPENDIX 3 – DS Yield Calculation
[***]

08 January 2024                             Master Commercial Manufacturing Services Agreement

APPENDIX 4 – Price Adjustments
[***]

14.SCHEDULE B
CLIENT AFFILIATES
[***]

08 January 2024                             Master Commercial Manufacturing Services Agreement